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                  SECOND AMENDED AND RESTATED TERM LOAN A NOTE

$24,800,000                                            AS OF FEBRUARY 15, 1996
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FOR VALUE RECEIVED, the undersigned NATIONAL RESTAURANT ENTERPRISES, INC., a
Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE FIRST NATIONAL BANK OF BOSTON, a national banking association (the "Bank"), at the Agent's Head Office (as defined in the Credit Agreement referred to below):


(a) prior to or on Term Loan A Maturity Date the principal amount of TWENTY FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS ($24,800,000), evidencing the Term Loan A made by the Bank to the Borrower pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 7, 1996 (as amended and in effect from time to time, the "Credit Agreement"), by and among NRE Holdings, Inc., the Borrower, the Bank and the other lending institutions thereto;


(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest from the date hereof on the principal amount from time to time outstanding to and including the Term Loan A Maturity Date at the rates and terms and in all cases in accordance with the terms of the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to, the provisions of the Credit Agreement, and is one of the replacement notes issued pursuant to the Assignment and Acceptance dated as of the date hereof by and among the Borrower, the Agent, the Bank and certain lending institutions who are to become parties to the Credit Agreement, and Section 20 of the Credit Agreement in replacement of the surrendered Second Amended and Restated Term Loan A Note dated as of February 7, 1996 in the principal amount of $45,000,000 made by the Borrower in favor of the Lender (the "Original Note"). Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Bank.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the






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Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Term Loan A set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to the Term Loan A shall be prima facie evidence of the principal amount of the Term Loan A owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.


If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF






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SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE
BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 21 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.








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IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

NATIONAL RESTAURANT
ENTERPRISES, INC.



By:

         Title: